Exhibit (c)(35)


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


MELISSA MAROTTA,                      )
                                      )
                  Plaintiff,          )
                                      )
                  v.                  )        C.A. No. 17643-NC
                                      )
SILAS L. NICHOLS, ROBERT L. SMIALEK,  )
DAVID J. BURNS, J. DAVID CARTWRIGHT,  )
JAMES S. GLEASON, MARTIN L. ANDERSON, )
JOHN W. GUFFEY, JR., WILLIAM P.       )
MONTAGUE, GLEASON CORPORATION         )
And VESTAR CAPITAL PARTNERS,          )
                                      )
                  Defendants.         )


                                NOTICE OF MOTION

TO:               Carmella P. Keener
                  Rosenthal, Monhait, Gross & Goddess, P.A.
                  919 N. Market Street
                  Suite 1401
                  Mellon Bank Center
                  Wilmington, DE  19801

                  Edward P. Welch
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Rodney Square
                  Wilmington, DE  19801

          PLEASE TAKE NOTICE that the within Motion to Dismiss will be presented to the Court at a time convenient to the Court and counsel.

                                    POTTER ANDERSON & CORROON LLP

                                    By:
                                       ------------------------
                                        Michael D. Goldman
OF COUNSEL:                             Stephen C. Norman
                                        1313 N. Market Street
STROOCK & STROOCK & LAVAN LLP           Hercules Plaza
Bruce H. Schneider                      P. O. Box 951
180 Maiden Lane                         Wilmington, DE  19801
New York, NY  10038-4982                (302) 984-6000
(212) 806-5636                      Attorneys for Defendants, Silas L. Nichols,
                                    Robert L. Smialek, J. David Cartwright,
                                    Martin L. Anderson, John W. Guffey, Jr.,
Dated:  December 29, 1999           William P. Montague and Gleason Corporation

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


MELISSA MAROTTA,                       )
                                       )
                    Plaintiff,         )
                                       )
                v.                     )        C.A. No. 17643-NC
                                       )
SILAS L. NICHOLS, ROBERT L. SMIALEK,   )
DAVID J. BURNS, J. DAVID CARTWRIGHT,   )
JAMES S. GLEASON, MARTIN L. ANDERSON,  )
JOHN W. GUFFEY, JR., WILLIAM P.        )
MONTAGUE, GLEASON CORPORATION          )
And VESTAR CAPITAL PARTNERS,           )
                                       )
                    Defendants.        )

                                MOTION TO DISMISS

          Defendants, Silas L. Nichols, Robert L. Smialek, J. David Cartwright, Martin L. Anderson, John W. Guffey, Jr., William P. Montague and Gleason Corporation, by and through its undersigned counsel, hereby move to dismiss the class action complaint on the ground that it fails to state a claim upon which relief can be granted.

                                     POTTER ANDERSON & CORROON LLP

                                     By:
                                        -------------------------------
                                        Michael D. Goldman
OF COUNSEL:                             Stephen C. Norman
                                        1313 N. Market Street
STROOCK & STROOCK & LAVAN LLP           Hercules Plaza
Bruce H. Schneider                      P. O. Box 951
180 Maiden Lane                         Wilmington, DE  19801
New York, NY  10038-4982                (302) 984-6000
(212) 806-5636                       Attorneys for Defendants, Silas L. Nichols,
                                     Robert L. Smialek, J. David Cartwright,
                                     Martin L. Anderson, John W. Guffey, Jr.,
                                     William P. Montague and Gleason Corporation
Dated:  December 29, 1999

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

MELISSA MAROTTA,                       )
                                       )
                    Plaintiff,         )
                                       )
              v.                       )        C.A. No. 17643-NC
                                       )
SILAS L. NICHOLS, ROBERT L. SMIALEK,   )
DAVID J. BURNS, J. DAVID CARTWRIGHT,   )
JAMES S. GLEASON, MARTIN L. ANDERSON,  )
JOHN W. GUFFEY, JR., WILLIAM P.        )
MONTAGUE, GLEASON CORPORATION          )
And VESTAR CAPITAL PARTNERS,           )
                                       )
                    Defendants.        )

                      DEFENDANTS' OPENING BRIEF IN SUPPORT
                    OF THEIR MOTION TO DISMISS THE COMPLAINT

                                          Michael D. Goldman
                                          Stephen C. Norman
                                          POTTER ANDERSON & CORROON LLP
                                          Hercules Plaza, 1313 N. Market Street
                                          P. O. Box 951
                                          Wilmington, DE  19801
                                          (302) 984-6000

Bruce H. Schneider
STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane New York, NY 10038-4982
(212) 806-5636

Dated:  December 29, 1999

                                TABLE OF CONTENTS

STATEMENT OF FACTS......................................................1

ARGUMENT................................................................7

   I.       THE CONCLUSORY ALLEGATIONS OF THE COMPLAINT
            FAIL TO STATE A CLAIM.......................................7

   II.      PLAINTIFF HAS FAILED TO ALLEGE FACTS WHICH WOULD
            REBUT THE BUSINESS JUDGMENT RULE PRESUMPTION
            TO WHICH THE INDEPENDENT DIRECTORS ARE ENTITLED.............9

   III.     THE CLAIM FOR DAMAGES AGAINST THE DIRECTOR
            DEFENDANTS IS BARRED BY GLEASON'S CERTIFICATE OF
            INCORPORATION...............................................8

CONCLUSION.............................................................10

                              TABLE OF AUTHORITIES

Arnold v. Society for Savings Bancorp, Inc.,
   650 A.2d 1270 (1994).................................................8

Aronson v. Lewis,
   473 A.2d 805 (Del. 1984).............................................5

Budget Rent-A-Car Corp. Shareholders Litigation,
   [1991 Transfer Binder] Fed. Sec. L. Rep. (CCH) P 96 (Del. Ch. 1991)..7

Canal Capital Corp. v. French,
   Del. Ch., C.A. No. 11764, Berger, V.C. (1992)........................7

Cede & Co. v. Technicolor, Inc.,
    634 A.2d 345 (Del. 1993)............................................5

Grimes v. Donald,
   Del. Supr., 673 A.2d 1207 (1996).....................................3

Grobow v. Perot,
   Del. Supr., 539 A.2d 180 (1988)......................................3

International Equity Capital Growth Fund L.P. v. Clegg,
   Del. Ch., C.A. No. 14995, Allen, C. (1997)...........................6

John Hancock Capital Growth Management, Inc. v. Aris Corp.,
   Del. Ch., C.A. No. 9920, Jacobs, V.C. (1990).........................9

Lewis v. Leaseway Transportation Corp,
   Del. Ch., C.A. No. 8720, Chandler, V.C. (1990).......................5

Nebenzahl v. Miller,
   Del. Ch., C.A. No. 13206, Steele, V.C. (1996)........................6, 7

Porter v. Texas Commerce Bancshares, Inc.,
   Del. Ch., C.A. No. 9114, Allen, C. (1989)............................5

Rabkin v. Philip A. Hunt Chemical Corporation,
   Del. Supr., 498 A.2d 1099 (1985).....................................3

Revlon Inc. v. McAndrew & Forbes Holdings, Inc.,
   506 A.2d 173 (Del. 1986).............................................5

Shearin v. E.F. Hutton Group, Inc.,
   Del. Ch., 652 A.2d 578 (1994)........................................5

Solomon v. Pathe Communications Corp.,
   Del Ch., 1995 Del. Ch. LEXIS 46, Allen, C. (April 21, 1995)
   aff'd, Del. Supr., 672 A.2d 35 (1996)................................3, 4


                               Rules and Statutes

Section 102(b)(7) DGCL..................................................8

                               STATEMENT OF FACTS

          This action purports to challenge a merger negotiated at arms-length by a special committee of independent directors of Gleason Corporation ("Gleason" or the "Company") and an acquiring group that includes certain members of Gleason's management. This action was filed within hours of Gleason announcing the proposed merger, and days before the Offer to Purchase was sent to stockholders of Gleason.

          On December 9, 1999, Gleason announced that it had signed a definitive merger agreement (the "Agreement") with Vestar Capital Partners ("Vestar"), an investment firm specializing in management buy-outs and growth capital investments. Because Vestar's proposal had called for the participation by members of Gleason's senior management, the board of directors formed a special commitee of non-management independent directors composed of defendants John W. Guffey, Jr., William P. Montague and Robert L. Smialek (the "Special Committee") to consider and negotiate any potential transaction proposed by Vestar and the Company's senior management. To assist it in evaluating and negotiating any proposal, the Special Committee engaged Stroock & Stroock & Lavan LLP as its counsel and Bear Stearns & Co. Inc. as its financial advisor.

          The Agreement which resulted from this negotiation provided that a newly formed company controlled by Vestar and the Company would commence a joint tender offer to purchase all of Gleason's outstanding common shares for $23.00 per share in cash (the "Offer"). James S. Gleason, David J. Burns, and certain other members of Gleason's management (together with Vestar, the "Group") and the Gleason Foundation ( the "Foundation") will not tender their shares. The Offer is conditioned on the tender of a sufficient number of shares to give the Group ownership of two-thirds of the outstanding shares. In other words, it is a condition of the Offer that approximately 80% of the shares held by public stockholders be tendered.

          This complaint was filed before stockholders were provided with the information provided in the Offer to Purchase regarding the Special Committee's and Board of Directors' deliberations, and information upon which Bear Stearns based its opinion that the $23.00 per share offer price was fair, from a financial point of view, to the Company's stockholders other than the Group and the Foundation. Plaintiff's complaint was then virtually copied by other plaintiff stockholders; but this was the only complaint that was served. As will be seen, this complaint alleges nothing more than that the $23.00 cash price is "inadequate" and that the director defendants have breached their fiduciary duties, albeit in some unspecified manner. In reality, however, the $23.00 cash price represented a premium of approximately 27.8% over the $18.00 per share closing price on the last full trading day before the Agreement was publicly announced, and approximately 10.5% over the 52-week closing high of $20.81 per share.

          Defendants Silas L. Nichols, Robert L. Smialek, J. David Cartwright, Martin L. Anderson, John W, Guffey, Jr. and William P. Montague (collectively, the "Independent Director Defendants"), all independent non-management directors of Gleason, and the Company submit this opening brief in support of their motion to dismiss the complaint.

                                    ARGUMENT

                 I. THE CONCLUSORY ALLEGATIONS OF THE COMPLAINT
                              FAIL TO STATE A CLAIM

          It is a familiar principle that, on a motion to dismiss the complaint, while the factual allegations of the complaint must be taken as true, conclusory allegations are not accepted as true. See, e.g., Grobow v. Perot, Del. Supr., 539 A.2d 180, 187 n.6 (1988); Grimes v. Donald, Del. Supr., 673 A.2d 1207, 1213
(1996). "[A] plaintiff's mere allegation of `unfair dealing', without more, cannot survive a motion to dismiss." Rabkin v. Philip A. Hunt Chemical Corporation, Del. Supr., 498 A.2d 1099, 1105 (1985).

          In the context of shareholder litigation, the scrupulous application of these pleading requirements addresses a genuine public policy concern. Former Chancellor Allen encapsulated the reason for requiring a shareholder challenging a transaction to allege a sufficient factual basis for his claim.

          It is a fact evident to all of those who are familiar with shareholder litigation that surviving a motion to dismiss means, as a practical matter, that economical rational defendants ... will settle such claims .... This fact causes one to apply the pleading test under Rule
          12 with special care in such suits. The court cannot be satisfied with mere conclusions, as it might, for example, in an auto-accident case, because in this sort of litigation the risk of strike suits means that too much turns on the mere survival of the complaint.

Solomon v. Pathe Communications Corp., Del Ch., 1995 Del. Ch. LEXIS 46 at *13, Allen, C. (April 21, 1995), aff'd, Del. Supr., 672 A.2d 35, 38 (1996) (Exhibit G
hereto).


          Here, plaintiff alleges nothing more than that the Independent Directors agreed to a price that plaintiff (and her counsel) believe to be "unconscionable, unfair and grossly inadequate consideration" for such boilerplate reasons as "the intrinsic value of the stock ... is materially in excess of" the offer price "giving due consideration to the possibilities of [its] growth and profitability ... in light of its business, earnings and earnings power, present and future" and the offer price "is inadequate and offers an inadequate premium." (Complaint P. 15). As a result, plaintiffs make the predictable bald assertion:

          By reason of the foregoing, the individual defendants have violated their fiduciary duties to plaintiff and the Class.

(Complaint P.  17).

          The Offer is the first step in a contemplated merger transaction. The same $23.00 cash consideration is offered in the Offer and as consideration in the subsequent merger; hence, there is nothing coercive about this proposal. See generally Solomon v. Pathe Communications Corp., 1995 Del. Ch. LEXIS 46 at *15 ("the adequacy of the price in a tender offer does not raise a triable issue unless price is connected to valid claims of breach of fiduciary duty ... [s]o long as a free choice to accept or reject a tender offer is present"). A stockholder, not satisfied with the price being offered, is at liberty to retain his shares. If enough stockholders agree with his assessment and refuse to tender, the minimum tender requirement will not be satisfied. Moreover, even if that requirement were satisfied and the transaction proceeded to the second-step merger, those shareholders dissatisfied with the offering price would be entitled to appraisal. The Offer to Purchase specifically advises shareholders of their ultimate appraisal rights and cautions that "stockholders who intend to exercise their appraisal rights should not tender their Shares pursuant to the Offer." (Offer to Purchase, p.42).

          This Court has routinely dismissed similar claims based upon allegations of an inadequate price, finding that appraisal is the sole remedy. See, e.g., Lewis v. Leaseway Transportation Corp, Del. Ch., C. A. No. 8720, Chandler, V.C. (1990) (Exhibit D hereto); Porter v. Texas Commerce Bancshares, Inc., Del. Ch., C.A. No. 9114, Allen, C. 1989) (Exhibit F hereto); Shearin v. E.F. Hutton Group, Inc., 652 A.2d 578, 592 (Del. Ch. 1994). Here, stripped of conclusory boilerplate accusations, all that plaintiff has alleged is that the offer price is inadequate. Plaintiff's complaint fails to state a claim for relief, and her remedy, if need be, lies in an appraisal proceeding at the appropriate time.

         II.      PLAINTIFF HAS FAILED TO ALLEGE FACTS
                  WHICH WOULD REBUT THE BUSINESS
                  JUDGMENT RULE PRESUMPTION TO WHICH
                  THE INDEPENDENT DIRECTORS ARE ENTITLED

          Where applicable, the business judgment rule creates a presumption that directors, in approving a transaction, acted in good faith, on an informed basis, and in the best interest of the corporation. See, e.g., Aronson v. Lewis, 473 A.2d 805, 812 (Del. 1984). Consequently, the business judgment rule shields the directors from personal liability and their decisions from judicial scrutiny. See, e.g., Revlon Inc. v. McAndrew & Forbes Holdings, Inc., 506 A.2d 173, 180 n.10 (Del. 1986).

          [A] shareholder plaintiff challenging a board decision has the burden at the outset to rebut the rule's presumption....To rebut the rule, a shareholder plaintiff assumes the burden of providing evidence that directors, in reaching their challenged decision, breached any one of the triads of their fiduciary duty - good faith, loyalty or due care.

Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 361 (Del. 1993). "A plaintiff has the burden of rebutting this presumption....The plaintiff must show the directors breached their duty of loyalty or duty of due care in reaching the allegedly improper decision." Nebenzahl v. Miller, Del. Ch., C.A. No. 13206, Steele, V.C. (1996) (citations omitted) (Exhibit E hereto).

          In order to rebut the threshold presumptions created by the business judgment rule, a plaintiff may not rely upon conclusory allegations but "must plead specific 'facts' showing a reasonable doubt as to the applicability of the business judgment presumption." International Equity Capital Growth Fund L.P. v. Clegg, Del. Ch., C.A. No. 14995, Allen, C. (1997) (Exhibit B hereto. Here, plaintiff has not alleged any facts that would even remotely suggest that the Independent Directors are not entitled to the protection of the business judgment rule. Plaintiff does not claim that the Independent Directors have any interest in this transaction, nor could she. Plaintiff also does not plead any facts that would suggest that the Independent Directors failed to discharge properly their duty of care, nor could plaintiff make any such allegations.

          The board of directors is independent, and plaintiff does not claim otherwise. The transaction was reviewed and negotiated by a Special Committee of those independent directors, who were advised by counsel and a financial advisor of their own choosing. The Special Committee received an opinion from its financial advisor that the $23.00 price was fair to the public stockholders of the Company. To further ensure the fairness of the transaction, the Special Committee negotiated for an extended period for the Offer - 49 days after the transaction had been publicly announced. The Special Committee also demanded, and obtained, the right to negotiate with and provide information in response to written acquisition proposals from third parties interested in a possible acquisition of the Company.

          Furthermore, the Offer is conditioned upon the tender of a sufficient number of shares to give the Group and the Foundation two-thirds of the outstanding public shares because a two-thirds vote is required by the Company's certificate of incorporation for the contemplated back-end merger. To attain this, approximately 80% of the shares held by the public will have to be tendered.

          Courts have not hesitated to apply the business judgment rule to dismiss deficient complaints at the pleading stage. See, e.g., Nebenzahl v. Miller, 1996 Del. Ch. LEXIS at *8-9 (dismissing a class action challenge to a merger where the claims of director self-interest and unfair price alleged only conclusions and not specific facts); Canal Capital Corp. v. French, Del. Ch., C.A. No. 11764, Berger, V.C. (1992) (Exhibit A hereto) (motion to dismiss granted on breach of fiduciary duty claims where complaint failed to provide "factual support" for its conclusory allegations of self-interest by directors which would overcome the business judgment rule); In re Budget Rent-A-Car Corp. Shareholders Litigation, [1991 Transfer Binder] Fed. Sec. L. Rep. (CCH) P 96,120 (Del. Ch. 1991). Since the complaint does not allege any facts that would rebut the Independent Directors' protection under the business judgment rule, the complaint should be dismissed. III.

               III.   THE CLAIM FOR DAMAGES AGAINST THE
                      DIRECTOR DEFENDANTS IS BARRED BY
                      GLEASON'S CERTIFICATE OF INCORPORATION

          Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation

          [a] provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:
          (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under ss. 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit.

Pursuant to that statutory authority, in 1987, Gleason's stockholders approved the Restated Certificate of Incorporation which eliminates director liability to the full extent permitted by ss. 102(b)(7). See Article Tenth of Gleason's Restated Certificate of Incorporation (Ex. A to the Opening Brief of defendants Vestar, Gleason and Burns).

          The complaint does not plead any facts that would support a finding that any of the exceptions to ss. 102(b)(7) or Gleason's certificate of incorporation would apply here. There are no facts alleged that any of the Independent Directors breached his duty of loyalty, engaged in any act of intentional misconduct or knowing violation of the law, or acted in bad faith.

          As demonstrated, there are no allegations that would support a claim of a breach of the duty of care by the Independent Directors. However, to the extent that the complaint can be read as stating such a claim, any claim for damages is barred by DGCL ss. 102(b)(7) and Gleason's certificate of incorporation, and should be dismissed. See, e.g., Arnold v. Society for Savings Bancorp, Inc., 650 A.2d 1270, 1287 (1994); John Hancock Capital Growth Management, Inc. v. Aris Corp., Del. Ch., C.A. No. 9920, Jacobs, V.C. (1990) (Exhibit C hereto).

                                   CONCLUSION

          For the foregoing reasons, the claims against defendants Silas L. Nichols, Robert L. Smialek, J. David Cartwright, Martin L. Anderson, John W, Guffey, Jr., William P. Montague and Gleason Corporation should be dismissed.

                                 POTTER ANDERSON & CORROON LLP

                                 By
                                    -------------------------------
                                            Michael Goldman
                                            Stephen Norman
                                            Hercules Plaza
                                            1313 North Market Street
                                            P.O. Box 951
                                            Wilmington, Delaware 19899
                                            (302) 984-6000

                                 Attorneys for Defendants
                                 Silas L. Nichols, Robert L. Smialek,
                                 J. David Cartwright, Martin L. Anderson,
                                 John W. Guffey, Jr., William P.
                                 Montague and Gleason Corporation
OF COUNSEL:

Bruce H. Schneider
STROOCK & STROOCK & LAVAN LLP 180 Mauden Lane New York, New York 10038-4982
(212) 806-5400

December 29, 1999